Exhibit 99.2

SEVENTH AMENDMENT TO THE

ADVANCEPCS SAVINGS PLAN

THIS AGREEMENT, entered into this 9th day of March, 2004, by AdvancePCS (the “Employer”).

W I T N E S S E T H:

WHEREAS, the Employer maintains the AdvancePCS Savings Plan (the “Plan”);

WHEREAS, it is expected that the Employer will merge into Caremark Rx, Inc. (“Caremark”) in March or April of 2004;

WHEREAS, the Employer desires to amend the Plan to reflect the exchange of Employer stock for Caremark stock pursuant to the merger and the closing of this Plan investment fund option to new monies;

NOW, THEREFORE, the Plan is amended by this Seventh Amendment the provisions of which are effective as set forth below. Unless changed by this Seventh Amendment, all terms used in this Seventh Amendment shall have the same meaning as in the Plan. All provisions of the Plan shall be deemed to be unchanged except as specifically hereby amended and each provision of this Seventh Amendment shall be effective as of March 1, 2004, (or if later, the date that the closing of the merger of Employer into Caremark) unless a different effective date is stated for such provision. The Seventh Amendment is as follows:

I. Section 5.06 – Plan Page 27. The following new sentence is added to Section 5.06(a):

Effective at the close of trading on the date before the date of the merger (the “Merger”) of Employer into Caremark (the “Merger Date”) no additional investment may be made in stock of Employer. On or after the Merger Date, Employer stock held by the Plan shall, as a result of the Merger, be converted into cash and Caremark stock and the cash arising from such conversion shall be invested in the Plan’s Stable Asset Fund option. The Employee Benefits Committee shall prescribe all rules it deems necessary to accommodate this conversion.

II. Section 5.10 – Plan Page 28. The following new sentence is added to Section 5.10 of the Plan:

Notwithstanding the foregoing, once Caremark stock has been exchanged for Employer stock, pursuant to the Merger, the Fund shall not accept new contributions for the purchase of Employer or Caremark stock.

Seventh Amendment AdvancePCS Savings Plan,

IN WITNESS WHEREOF, the undersigned has affixed his signature on the date contained in the first paragraph of this Seventh Amendment.

“Employer”

AdvancePCS

By:	/s/ Steven C. Mizell
Steven C. Mizell

Its:	Senior Vice President
Chief Corporate Resources Officer

Sixth Amendment AdvancePCS Savings Plan,	2